EXHIBIT 10.1

BERKSHIRE HILLS BANCORP, INC.
BERKSHIRE BANK
THREE-YEAR EMPLOYMENT AGREEMENT

This Three-Year Employment Agreement (the “Agreement”) is made effective as of February 21, 2019 (the “Effective Date”), by and among Berkshire Hills Bancorp, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, and its wholly-owned subsidiary, Berkshire Bank (the “Bank”), a state chartered savings bank with its principal administrative offices at 24 North Street, Pittsfield, Massachusetts 01201 and Richard M. Marotta (the “Executive”).
WHEREAS, the Company, Bank (collectively, the “Employers”) and Executive are currently parties to a three-year executive change in control agreement dated as of April 21, 2016 (the “Prior Agreement”); and
WHEREAS, the Executive was promoted to President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank (the “Executive Position”); and

WHEREAS, in connection with the promotion, the Employers and the Executive desire to amend and restate the Prior Agreement and replace it in its entirety with this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1.    POSITION AND RESPONSIBILITIES
During the term of this Agreement, Executive shall continue to serve in the Executive Position, and will perform all duties and will have all powers that are generally incident to the Executive Position.  Without limiting the generality of the foregoing, Executive will be responsible for the overall management of the Employers, and will be responsible for establishing the business objectives, policies and strategic plans of the Employers in conjunction with the Boards of Directors of the Employers. Executive also will be responsible for providing leadership and direction to all departments or divisions of the Employers and will be the primary contact between the Boards of Directors of the Employers (the “Board”) and other officers and employees of the Employers.  In the Executive Position, Executive will report directly to the Board.  Executive also agrees to serve, if elected, as an officer and director of any affiliate of the Employers.
2.    TERM AND DUTIES
(a) Three Year Term and Annual Renewal.  The initial term of this Agreement will begin as of the Effective Date and will continue for thirty-six (36) full calendar months thereafter (the “Term”).  Commencing on April 1, 2020, and on each April 1 thereafter (each such date being a “Renewal Date”), the Term of this Agreement shall extend for one additional year, so that the Term shall be three years from such Renewal Date (for example, the first extended term shall be April 1, 2020 through April 1, 2023); provided, however, that in order for this Agreement to renew, the Compensation Committee must take the following actions prior to each Renewal Date:

(i) conduct a comprehensive performance assessment and review of Executive for purposes of determining whether to extend this Agreement; and (ii) affirmatively approve the renewal of this Agreement and include such decision in the minutes of the Compensation Committee’s meeting.  If the Compensation Committee decides not to renew this Agreement, then the Compensation Committee will provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) no later than five business days after such action is taken, in which event this Agreement will terminate twenty-four (24) months from the Renewal Date. If the Compensation Committee fails to inform Executive of its determination regarding the renewal or non-renewal of this Agreement, the Executive may request that the Compensation Committee provide Executive with the reason(s) for its action, and the Compensation Committee will respond to Executive within thirty (30) days of the receipt of such request.  Reference herein to the Term of this Agreement will refer to both such initial term and such extended terms.

(b) Change in Control.  Notwithstanding the foregoing, in the event that the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 5 hereof, then the Term of this Agreement will be extended automatically for thirty-six (36) months following the date on which the Change in Control occurs.

(c) Membership on Other Boards or Organizations.  During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position.  Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service does not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Bank or any other affiliates of the Bank, or present any conflict of interest.

(d) Continued Employment Following Expiration of Term.  Nothing in this Agreement mandates or prohibits a continuation of Executive’s employment following the expiration of the Term of this Agreement, upon the terms and conditions as the Bank and Executive may mutually agree.

3.    COMPENSATION, BENEFITS AND REIMBURSEMENT
(a) Base Salary.  In consideration of Executive’s performance of the responsibilities and duties set forth in this Agreement, the Bank will provide Executive the compensation specified in this Agreement.  The Bank will pay Executive a salary of $675,000 (six hundred and seventy-five thousand dollars) per year (“Base Salary”).  Such Base Salary will be payable in accordance with the customary payroll practices of the Bank.  During the Term of this Agreement, the Board may increase, but not decrease (other than a decrease which is applicable to all executive officers of the Bank and in a percentage not in excess of the percentage decrease for other executive officers), Executive’s Base Salary as the Board deems appropriate.  Any change in Base Salary will become the “Base Salary” for purposes of this Agreement.

(b) Bonus.  Executive shall be entitled to participate in any bonus plan or arrangements of the Bank in which the Executive is eligible to participate.  Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of the other compensation to which Executive is entitled under this Agreement.

(c) Benefit Plans.  Executive will be entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of the Bank.  Without limiting the generality of the foregoing provisions of this Section 3(c), Executive also will be entitled to participate in any employee benefit plans including but not limited to stock option and restricted stock plans, retirement plans, pension plans, profit-sharing plans, health-and-accident plans, or any other employee benefit plan or arrangement made available by the Bank in the future to management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(d) Vacation.  Executive will be entitled to five (5) weeks of paid vacation time each year during the Term of this Agreement measured on a calendar year basis, in accordance with the Bank’s customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for officers.  Any unused paid time off during an annual period will be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements.  The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, use of a Bank-provided cellular telephone and laptop computer, fees for memberships in such organizations as Executive and the Board mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. With regard to a Bank-provided cellular telephone, Executive shall be entitled to reimbursement for all fixed monthly expenses associated with such service and for reimbursement of all charges for business-related telephone calls, provided such expenses are substantiated in accordance with applicable policies and procedures of the Bank.  All reimbursements pursuant to this Section 3(e) shall be paid promptly by the Bank and in any event no later than thirty (30) days following the date on which the expense was incurred.

(f) Timing of Payments. To the extent not specifically set forth in this Section 3, any compensation payable or provided under this Section 3 shall be paid or provided no later than two and one-half (2.5) months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation 1.409A-1(d).
(g) No Impact on SERP, Equity Awards or Other Benefit Plans.  For purposes of clarity, nothing paid under this Agreement will be deemed to be in lieu of any compensation to which Executive is entitled under any other benefit plan, including, but not limited to, a non-qualified deferred compensation arrangement, restricted stock awards, performance shares, stock options or long-term care insurance benefit.

4.    TERMINATION AND TERMINATION PAY
Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive’s employment under this Agreement shall be terminated in the following circumstances:
(a) Death.  This Agreement shall terminate upon Executive’s death, in which event Executive’s estate or beneficiary shall be entitled to receive the earned but unpaid compensation and vested benefits due Executive as of the date of Executive’s death and any other life insurance or other benefits that Executive’s estate or beneficiary may be entitled to receive under any of the Employer’s benefit plans, including, but not limited to, a split dollar agreement.
(b) Disability.  “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity, as contemplated in Section 1 of this Agreement, by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) is determined to be disabled by the Social Security Administration. In determining whether a Disability exists, the Board’s decision shall be based on medical and other information provided to the Board regarding Executive’s medical condition and work performance. In the event of Executive’s termination due to Disability, the Bank will continue to provide the Executive and his dependents with non-taxable medical and dental insurance, at no cost to the Executive, until the earlier of: the second anniversary of the date of termination due to Disability or age sixty-five (65).  In addition, Executive shall be eligible to receive benefits provided by the Bank under the provisions of disability insurance coverage in effect for Bank employees and Bank executives and the Bank agrees to maintain any supplemental disability policy that covers the Executive as of the date of Disability on the same terms and conditions that were in effect immediately prior to a Disability.

 (c) Termination for Cause.  The Board may immediately terminate Executive’s employment at any time for “Cause.”  Executive shall have no right to receive compensation or other benefits under this Agreement for any period after termination for Cause, except for already vested benefits.  Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:
(i)   material act of dishonesty or fraud in performing Executive’s duties on behalf of the Bank;
(ii)  willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank;
(iii) gross incompetence (in determining gross incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);

(iv)  breach of fiduciary duty involving personal profit;
(v)   intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;
(vi)  willful violation of any law, rule or regulation (other than traffic violations or similar offenses which results only in a fine or other non-custodial penalty) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order;
(vii)  any violation of the policies and procedures of the Bank as outlined in the Bank’s employee handbook, which would result in termination of a Bank executive, as from time to time amended and incorporated herein by reference; or
(viii) material breach by Executive of any provision of this Agreement.
Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested members of the Board, at a meeting of the Board called and held for the purpose of finding that, in good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), that Executive was guilty of the conduct described in any of the paragraphs (i) through (viii) above.
(d) Voluntary Termination by Executive.  Executive may voluntarily terminate employment during the Term of this Agreement (other than “With Good Reason” as defined below) upon at least thirty (30) days prior written notice to the Board.  Upon Executive’s voluntary termination, Executive shall have no right to receive compensation or other benefits under this Agreement for any period after termination, except for compensation or benefits that have already vested.
(e) Termination Without Cause or With Good Reason.
         (i)   The Board may immediately terminate Executive’s employment at any time for a reason other than Cause (a termination “Without Cause”), and Executive may, by written notice to the Board, terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Bank shall have thirty (30) days to cure the “Good Reason” condition, but the Bank may waive its right to cure.  Any termination of Executive’s employment, other than termination for Cause, shall have no effect on or prejudice the vested rights of Executive under the Bank’s qualified or non-qualified retirement or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.
         (ii)   In the event of termination With Good Reason or, in the event of termination Without Cause, each as described under Section 4(e)(i), the Bank shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay, an amount equal to the sum of: (a) the Executive’s Base Salary, and (b) the greater of the (i) average cash incentive earned in the prior two (2) calendar years, or (ii) the cash incentive that would be paid or payable to the Executive receiving the annual incentive at target for the Bank’s fiscal year in which the date of termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), as if the Executive and the Bank were to satisfy all performance-related conditions, which the Executive would have earned during the remaining Term of the Agreement, payable in a lump sum within ten (10) days of the Executive’s termination of employment.  In addition, the Executive and his or her dependents shall remain eligible to participate in the non-taxable medical and dental insurance programs offered by the Bank to its employees for the remaining Term of this Agreement, at no cost to the Executive. If the Bank cannot provide one or more of the benefits set forth in this paragraph because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made on the Bank’s first payroll date immediately following the 30th day after the later of: (i) Executive’s date of termination; or (ii) the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.
         (iii)   “Good Reason” exists if, without Executive’s express written consent, any of the following occurs:
             (A)  a material reduction in Executive’s Base Salary (other than pursuant to Section 3(a)) or benefits provided in this Agreement (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law));
             (B)  a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with the Executive Position;
             (C)  a material breach of this Agreement by the Bank; or
             (D)  a relocation of the Executive’s principal place of employment by more than twenty-five (25) miles.

         (iv)   Notwithstanding the foregoing, Executive will not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of all claims that Executive or any of Executive’s affiliates or beneficiaries may have against the Employers or any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act (“ADEA”), but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement.  In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the ADEA, the release must be provided to Executive no later than the date of his Separation from Service and Executive must execute the release within twenty-one (21) days after the date of termination without subsequent revocation by Executive within seven (7) days after execution of the release.
(f) Effect on Status as a Director.  In the event of Executive’s termination of employment under this Agreement for any reason other than retirement, such termination shall also constitute Executive’s resignation from the Board of Directors of the Employers and direct or indirect subsidiary of the Employers.
5.       CHANGE IN CONTROL
(a) Change in Control Defined.  For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following events:
         (i)    would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);
         (ii)   results in a Change in Control of the Bank or the Company within the meaning of the Bank Change in Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Company, as in effect on the date hereof;
         (iii)   results in a Change in Control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and the applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or
         (iv)   without limitation such a Change in Control shall be deemed to have occurred at such time as:
             (A)  any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding securities except for any securities purchased by any tax-qualified employee benefit plan of the Bank or the Company;
             (B)  individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board;
             (C)  a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the resulting entity;
             (D)  solicitations of shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed; or
             (E)  pursuant to a tender offer, shareholders tender 20% or more of the voting securities of the Bank or the Company.
(b) Change in Control Benefits.  Upon the occurrence of a Change in Control followed within twenty-four (24) months of the Executive’s involuntary termination of employment for any reason other than for Cause or the Executive’s termination for Good Reason, the Bank (or any successor) shall pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or estate, as severance pay, the aggregate of the following amounts:
          (i)     Accrued but unpaid salary through the date of termination; and

    (ii)  Any annual cash incentive pursuant to the applicable incentive plan that covers the Executive, which incentive would be paid or payable if the Executive and the Bank were to satisfy all performance-related conditions to the Executive receiving the annual incentive at target for the (a) Bank’s fiscal year in which the date of termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), with such amount pro-rated through the date of termination or, (b) if greater, the Executive’s annual incentive at target in effect immediately before the Change in Control, with such amount pro-rated through the date of termination; and
    (iii) An amount equal to the three times (a) the Executive’s Base Salary, and (b) the greater of the (i) average cash incentive earned in the prior two (2) calendar years, or (ii) the cash incentive that would be paid or payable to the Executive receiving the annual incentive at target for the Bank’s fiscal year in which the date of termination occurs (or for the prior fiscal year if the incentive opportunity has not yet been determined), as if the Executive and the Bank were to satisfy all performance-related conditions.
    (iv) If the Executive’s employment is terminated under circumstances which entitle the Executive to termination benefits under Section 5(b), for three years following the date of termination, the Employer will continue to provide the Executive with life insurance coverage and non-taxable medical (but excluding any disability coverage) and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Employer for the Executive immediately prior to his termination, at no cost to the Executive.  If the Employer cannot provide one or more of the benefits set forth in this paragraph because the Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Employer to penalties, then the Employer shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the cost of such insurance premiums or the cost of the remaining insurance premiums at the time of such determination. Such cash payment shall be made in a lump sum within thirty (30) days after the later of the Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Employer to penalties.
    (v) If the Executive’s employment is terminated under circumstances which entitle the Executive to termination benefits under Section 5(b), all stock options and  restricted stock awards then held by the Executive shall become fully earned and vested immediately and all performance awards (performance shares) shall vest pro-rata based on the portion of the completed performance period and at the actual level of the performance measures that have been achieved; however, if the performance measurements are not reasonably determinable as of the date of a Change in Control, performance awards (performance shares) will vest pro-rata at “target.”
6.    POST-TERMINATION OBLIGATIONS
(a) Non-Solicitation/Non-Compete/Non-Disparagement.  Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank (other than a termination of employment following a Change in Control), Executive shall not, without the written consent of the Bank, either directly or indirectly:
(i) contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Employers, or any subsidiary of such entities) any person, firm, association or corporation (a) to which the Employers or any subsidiary of such entities sold any product or service within thirty-six months of the Executive’s termination of employment, (b) which Executive solicited, contacted or otherwise dealt with on behalf of the Employers or any subsidiary of such entities within one year of the Executive’s termination of employment, or (C) which Executive was otherwise aware was a client of the Employers or any subsidiary of such entities at the time of termination of employment. Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

(ii) engage in providing professional services or enter into employment as an employee, director, consultant, representative, or similar relationship to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company) engaged in the business of offering retail customer and commercial deposit and/or loan products in any state or in which the Bank operates branches as of the date of such termination of employment; provided, however, the Executive may request a waiver from the Employers with respect to the limitations of this Section 6 on a case by case basis at any time, and the Employers hereby agree that such written approval of such request shall not be unreasonably withheld. Notwithstanding the foregoing, the Employers reserve the right to elect not to approve such request for waiver of the limitations herein within its sole discretion if the proposed employing entity is an FDIC insured depository institution.  For purposes of clarity, the non-competition restrictions in this Agreement will not apply if the Executive’s employment is terminated on or after a Change in Control.

(iii) on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Employers or any subsidiary of such entities, for employment with any enterprise, nor will the Executive directly or indirectly, on his behalf or for others, seek to influence any employee of the Employers or any subsidiary of such entities to leave the employ of the Employers or any subsidiary of such entities.

(iv) make any public statements regarding the Employers or any subsidiary of such entities without the prior consent of the Employers, and the Executive shall not make any statements that disparage the Employers, or any subsidiary of such entities or the business practices of the Employers, or any subsidiary of such entities, except to the extent required by law or by a court or other governmental agency of competent jurisdiction. The Employers shall not knowingly or intentionally make any statements that disparage the Executive.

(v) The parties acknowledge and agree that irreparable injury will result to each in the event of a breach of any of the provisions of this Section 6 (the “Designated Provisions”) and that the parties will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the parties may have, the parties shall each be entitled to seek the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Boston, Massachusetts, or elsewhere), to restrain the violation or breach thereof by the other parties, and the parties shall each submit to the jurisdiction of such court in any such action.

(vi) In connection with the non-competition restriction in Section 6(a)(ii) of this Agreement, the Executive acknowledges and agrees that he has been advised to consult a lawyer prior to signing this Agreement and that he has received adequate consideration in exchange for this restriction which is above and beyond continuation of employment.  If, for any reason, any provision of Section 6(a)(ii) of this Agreement is held invalid, the restrictions in Section 6(a)(ii) shall be modified, by the minimum amount necessary, such that the remaining provisions are consistent with law and continue in full force and effect.
(b) Confidentiality.  Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  Executive will not, during or after the Term of his employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank.  Further, Executive may disclose information regarding the business activities of the Bank to any bank regulator having regulatory jurisdiction over the activities of the Bank pursuant to a formal regulatory request.  In the event of a breach or threatened breach by Executive of the provisions of this Section, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.
(c) Information/Cooperation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may be reasonably required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or any other subsidiaries or affiliates.
(d) Reliance.  Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 6, to the extent applicable.  The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section 6, agree that, in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to seek an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines of business than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
7.    ALLOCATION OF OBLIGATIONS BETWEEN EMPLOYERS
The obligations of the Employers under this Agreement are intended to be joint and several obligations of the Bank and the Company, and the Employers shall, as between themselves and pursuant to applicable laws and regulations, allocate these obligations in a manner agreed upon by them.

8.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS
This Agreement contains the entire understanding between the parties hereto and supersedes the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind expressly provided elsewhere.
9.    NO ATTACHMENT; BINDING ON SUCCESSORS
(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.
(b) The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.
10.    MODIFICATION AND WAIVER
(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
11.    REQUIRED PROVISIONS
Notwithstanding anything herein contained to the contrary, the following provisions shall apply:
(a) The Board may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits for any period after his termination for Cause.
 (b) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c) Notwithstanding anything else in this Agreement to the contrary, Executive’s employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Section 409A of the Code.  For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation 1.409A-1(h)(ii).  Notwithstanding the foregoing, this Section 11(c) is not applicable in the event of Executive’s termination for Cause.
(d) Notwithstanding the foregoing, if Executive is a “specified employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service (other than due to Disability or death), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.
(e) Each payment pursuant to Sections 4 and 5 of this Agreement is intended to constitute a “separate payment” for purposes of Treasury Regulation 1.409A-2(b)(ii).
12.    SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
13.    GOVERNING LAW
This Agreement shall be governed by the laws of the Commonwealth of Massachusetts but only to the extent not superseded by federal law.
14.    ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within 50 miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.    PAYMENT OF LEGAL FEES
To the extent that such payment(s) may be made without triggering penalty under Section 409A of the Code, all reasonable legal fees paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute is resolved in Executive’s favor, and such reimbursement shall occur no later than 60 days after the end of the year in which the dispute is settled or resolved in Executive’s favor.
16.    INDEMNIFICATION
The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) for the Term of this Agreement and for a period of six (6) years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Employers or any subsidiary or affiliate of the Employers (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board, as appropriate); provided, however, the Employers shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive.
17.    NOTICE
For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank	Berkshire Bank 24 North Street Pittsfield, Massachusetts 01201
To Executive:	Most recent address on file with the Bank

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BERKSHIRE BANK

By: /s/ William J. Ryan
William J. Ryan
Chairman of the Board of Directors

BERKSHIRE HILLS BANCORP, INC.

By: /s/ William J. Ryan
William J. Ryan
Chairman of the Board of Directors

EXECUTIVE

/s/ Richard M. Marotta
Richard M. Marotta